Exhibit III - Code of Ethics and Schedules

Code of Ethics
Effective Date:  January 1, 2017

I.  Introduction

Caldwell & Orkin, Inc. and C & O Funds Advisor, Inc.  (together, hereinafter “C&O” or “the Company”) is guided in all actions by high ethical and professional standards.  Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1 under the Investment Advisers Act of 1940, the “Code of Ethics rule”, as an opportunity to affirm its duty to its clients.

Pursuant to the SEC’s adoption of this rule, the Company has adopted this Code of Ethics (“the Code”) in order to set the standards of conduct to be followed by all persons associated with the Company.  The Company has set high standards, the intention of which is to protect client interests at all times and to demonstrate the Company’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients.  All officers, directors and employees (“Associated Persons”) are subject to this Code and the procedures outlined in it.  The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all associated persons.  Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

The Company has several goals in adopting this Code.  First, the Company desires to comply with all applicable laws and regulations governing its practice.  We believe that compliance with such regulations is a signal to our clients that we exist to serve them, not ourselves, and that we support the efforts of those organizations dedicated to upholding the law.

Next, the management of the Company has set forth guidelines for professional standards, under which all associated persons are to conduct themselves.  All associated persons are expected to strictly adhere to these guidelines, as well as the procedures for approval and reporting established in the Code.  This will serve to inform and educate associated persons regarding appropriate activities.  The Company has instituted, as a deterrent, a policy of disciplinary actions to be taken with respect to any associated person who violates the Code.

Finally, the Company has adopted specific policies and procedures designed to assist in the implementation of the guidelines outlined below.  Such policies and procedures will serve to assist in reviewing the effectiveness of the implementation of the Code on an ongoing basis.

II.  Definitions

“Supervised Person”.  This term includes directors, officers, partners and employees of the Company, as well as any other person occupying a similar status or performing similar functions.  The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”).  For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code.  The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”.  An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.  All of the firm’s directors, officers, and partners are presumed to be access persons.

“Associated Person”.  For purposes of this Code, all Supervised and Access Persons are subject to the provisions of the Code, and are collectively referred to as ‘associated persons’.

“Advisory Client”.  Any person to whom or entity to which the Company serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Disinterested Fund Directors” are directors of the Fund who are not “interested persons” of the Fund under Section 2(a)(19) of the Investment Company Act of 1940.

“Part-time employees” means employees employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

“Previously Purchased Securities” means any security held in a covered account as of September 2002.

“Passive ETF” means a passively managed exchange traded fund that tracks an index.  Passive management is when the fund manager makes only minor, periodic adjustments to keep the fund in line with its index.

“Reportable” or “Covered” Securities”.  Such securities include stocks, bonds, exchange traded funds (ETF’s), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

 “Non-Reportable Securities”.  Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

III.  Guidelines for Professional Standards

●
All associated persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

●
All associated persons are required to report any violation of the Code, by any person, to the CCO or other appropriate person of the Company immediately.  Such reports will be held in confidence. Alternatively, covered persons may report violations to the Independent Chairman of The Caldwell & Orkin Funds, Inc., who will then report the violation or suspected violation to the CCO.

●
Associated persons must place the interests of Advisory Clients first.  All associated persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients.  In addition, associated persons must work diligently to ensure that all clients are treated fairly.  C&O’s trading policy and procedures address this important issue in more detail.

●
All associated persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

●
Associated persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, associated persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the associated person.

No associated person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the adviser. No associated person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO.  The annual receipt of gifts from the same source valued at $200.00 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present.  All gifts, given and received, must be reported to the CCO. Please see Schedule H for the Gift Disclosure Form that should be used to report gifts.

No associated person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Associated persons must not offer, give, solicit or receive any form of bribe or kickback.

●	No associated person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, Investment Committee or other appropriate personnel.

●
Associated persons must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements.  Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO.  Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

●
Personal transactions in securities by associated persons must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of the Company’s clients.  Likewise, associated persons must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment.  The Personal Trading Policies are a part of this Code of Ethics.

●
The Company has adopted Insider Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.  The Insider Trading Policies are a part of this Code of Ethics.

●	Associated persons are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or other qualified individual in the Company.

●
When any associated person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

●
The recommendations and actions of the Company are confidential and private matters that are not to be distributed, discussed or communicated outside the Company, except to broker/dealers or other bona fide service providers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.  In addition, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public client information.  Violation of the Privacy Policy is also considered a violation of this Code of Ethics.

IV.  Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading by any person associated with C&O. The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

A.  Prohibited Activities
 All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Adviser are prohibited from the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B.  Reporting of Material, Non-Public Information
 Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO.  The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.  Definitions

Material Information.  “Material information” generally includes:

●	any information that a reasonable investor would likely consider important in making his or her investment decision; or

●	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information.  Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders.  The concept of “insider” is broad, and includes all employees of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.  Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services.  Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.  Penalties for Insider Trading
 The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.  Penalties may include:

●	civil injunctions

●	jail sentences

●	revocation of applicable securities-related registrations and licenses

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the employee or other controlling person of up to the greater of

●	$1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the person or persons involved.

V.  Personal Trading Policies

A.  General Information
 The following policies and procedures apply to all accounts owned or controlled by an associated person, those accounts owned or controlled by members of the associated person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the associated person has any beneficial interest, such as a trust.  These accounts are collectively referred to as “covered accounts.”  In the event that an associated person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from the Code provisions, subject to the CCO’s determination. Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

B.  Prohibitions On Trading
All covered persons are prohibited from trading in any reportable securities in any covered account with the following exceptions:

1.	A covered person will be permitted to sell Previously Purchased Securities (as defined above) subject to the preapproval requirements in Section C.

2.	A covered person will be permitted to place transactions (buy/sell/short) in passive ETFs (as defined above).

3.	A covered person will be allowed to maintain covered accounts over which the covered person has no discretion if:

a.	the covered person provides the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;
b.	the covered person certifies in writing both initially and annually that he/she has not and will not discuss potential investment decisions with the independent fiduciary/manager (see Schedule G); and
c.	the covered person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Company.

C.  Pre-Approval
 Pre-clearance is required for any covered person with respect to any proposed trade in a covered account in an IPO (generally prohibited), limited offering (generally prohibited), the sale of any Previously Purchased Securities from a covered account or any other trade in a security, unless the specific type of security or trading is excluded from pre-clearance under Section D below.  Pre-clearance requests shall follow the following procedures:

(a)	The covered person completes and submits a Pre-Clearance Request Form (Schedule A) to the CCO.
(b)	The CCO reviews and approves or rejects the request, communicating its decision to the covered person.
(c)	The CCO will time-stamp its approval or denial on the request form.
(d)	The covered person must execute any approved trade no later than 4:00 p.m. on the next trading day following the time-stamp reflected on the approved request.

Trades in any covered security within 3 calendar days (the “black-out period”) before any client account trades or considers trading the same security are prohibited.

Note:  The following are exemptions from the black-out period:

De Minimis Exemption.  A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the black-out period.

Same Day Trade Exemption.  If an associated person requests to make a trade in the same security on the same day through the same broker as client accounts, the associated person’s trade may be made as part of an aggregated block trade with client accounts through the broker.  These broker-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that, over time, no group of clients is disadvantaged by the timing of the executions.  If the entire block order is not filled, then the trader will allocate the fills on a pro rata basis with covered person accounts receiving no shares or units (any excluded trades for associated persons will then be subject to the 3 calendar day black-out period, unless they meet another exemption).  When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price.  Commissions will be charged to each account (including associated person accounts) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

D. Exemptions from Pre-Approval

(1) Non-reportable securities
 Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

●	Direct Obligations of the US Treasury
●	Bankers’ acceptance, Certificates of deposit, commercial paper, and the like
●	Money market fund shares
●	Shares of open end mutual funds, as long as neither C&O nor any affiliate serves as the adviser or sub-adviser to the fund

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by C&O.

(2)  Delegated Discretion Accounts
NOTE:  Transactions in reportable securities in such accounts shall be reported on a quarterly basis.

(3)  Automatic Reinvestment Plans
 Pre-Clearance is not required for transactions within an automatic reinvestment plan.

(4) Passive ETFs
NOTE:  Pre-clearance is not required for transactions in passive ETFs.   However, any trades in the same security on the same day as the Company’s clients must either be included in a block trade with client trades or placed after all client trades have been executed. Although not subject to preclearance, such transactions are reportable.

E.  Frequent Trading Prohibition
 The Company allows its employees to place transactions in approved securities during business hours.  However, such transactions must be limited in nature and may not interfere with an employee’s ability to perform his/her duties and responsibilities for the Company effectively.  Frequent trading is not allowed; the Company reserves the right, in its sole discretion, to limit or rescind an employee’s personal trading privileges if a potential conflict with the Company is identified.

E. Restricted List Securities
 It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, or significant shareholder), in which capacity such person may receive material, non-public information regarding an issuer. In such cases, the covered person must give prior notice of the potential relationship to the CCO.  The CCO will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List.  Trades in any security on the Restricted Securities List maintained by the CCO are prohibited.

F. IPOs, Limited Offerings and Investment Clubs
 Participation in an IPO, limited offering or investment club is generally prohibited.

G.  Quarterly reporting requirements
 Each associated person must file or cause to be filed with the CCO a Personal Securities Transaction Report (the “PST Report”) within 30 days after the end of each quarter (Schedule B).  PST Report forms shall be circulated by the CCO each quarter.  Each PST Report shall require the covered person to certify that, for the preceding quarter: (i) the information on the PST (or in lieu thereof or in conjunction with, attached brokerage statements with transactions clearly marked) represents all of the associated person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects. This report shall be reviewed by the CCO (or his/her designee) in a timely fashion.  The CCO shall designate an appropriate person to review his/her reports.

If no broker is involved in a trade (unbrokered trades) by an associated person, he or she shall provide a transaction report within 10 days of the trade.

H.  Initial and Annual reporting requirements
 Within 10 days of beginning employment and annually thereafter, each associated person must provide a list of brokerage accounts and securities owned or controlled by the associated person, his or her spouse or minor children, or any other person or entity in which the associated person may have a beneficial interest or derive a direct or indirect benefit (Schedule C). For each security owned, the following information is required: (1) the title and type of security; (2) ticker symbol or cusip #, if applicable; (3) the number of shares and (4) the principal amount of each reportable security listed. As indicated on Schedule C, this information must be current as of a date no more than 45 days prior to the date the report is submitted. Additionally, each associated person shall instruct the broker for these accounts (the “Covered Accounts”) to send duplicate confirmations and brokerage statements for these accounts to the Company, c/o the CCO.  Finally, each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change. Reports made pursuant to this Section E shall be reviewed by the CCO (or his/her designee) in a timely fashion, and the CCO shall designate an appropriate person to review his/her reports.

I. Required Custodian and C&O Access
 In order to facilitate disclosure of transaction activity to C&O, covered persons are required to custody any securities held in a covered account that are subject to reporting requirements under this Code of Ethics at Charles Schwab & Company, Inc. (“Schwab”), under C&O’s master account.  Accordingly, within 30 days after the effective date of this provision or the beginning of a covered person’s employment, each covered person is required to have transferred any such securities to an account under C&O’s master account at Schwab.

J. Case-by-Case Exemptions
 Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis.  Any request for such consideration must be submitted by the covered person in writing to the CCO.  Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

VI.  Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations of the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the president, chief executive officer or Board of Directors of the Company.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis, subject to the following specific policies:

(1)          Associated persons who violate the Pre-Clearance Procedures described above shall have personal trading privileges under these Personal Trading Policies suspended for three months following the discovery of the violation, and may face further discipline for repeated violations; and

(2)          Associated persons who fail to timely submit PST Reports to the CCO as described above shall be fined a minimum of $100 per offense, and may face further discipline for repeated violations.

VII.  Certification

Upon C&O’s adoption of this Code of Ethics and annually thereafter, all associated persons are required to certify in writing his or her receipt, understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein (Schedules D (annual), E (initial)).  New employees are required to certify in writing his or her receipt, understanding and acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein (Schedule E) within ten (10) days of employment.  Additionally, any change or modification to the Code of Ethics will be distributed to all associated persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s) (Schedule F).

VIII.  Retention of Records

C&O will maintain the following records with regard to this Code:

●	Copies of the original Code of Ethics and all revisions to the Code
●	Certification from all associated persons regarding their receipt, acknowledgement and acceptance of the Code and subsequent revisions
●	A list, kept current at all times, of all associated persons subject to the Code
●	Annual representation by each employee regarding his or her holdings in Reportable Securities
●	Annual representation by each employee listing his or her covered accounts
●	Quarterly reports, submitted by each associated person within 30 days following the end of each calendar quarter, reflecting personal securities transactions during the quarter
●	Copies of the annual reports to the Board of Directors pursuant to Section IX below.

IX.   Review by Board of Directors

The Adviser’s CCO must prepare an annual report on this Code of Ethics for review by the Board of Directors of the Fund in accordance with Rule 17j-1 of the Investment Company Act of 1940.  In accordance with Rule 17j-1, the report must contain the following

1.
A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code’s provisions and procedures, and any recommended changes to the Code; and

2.	A certification that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

Schedule A

PERSONAL TRANSACTION PRE-CLEARANCE FORM

The covered person submitting this request shall complete the following section in its entirety:

Date:
Employee Name:
Name of Account Owner:
# of Shares/Principal Amount:
Name of Security:
Buy or Sell:
Type of Security:
Ticker Symbol, CUSIP or Other ID:
Broker and Account Number:

As applicable, please indicate the following:

[ ]
The above transaction complies with the de minimis exemption from the Black-out Period Restriction on Trading set forth in the Company’s Code of Ethics (i.e., the transaction involves 1,000 or fewer shares and the issuer has a market capitalization of at least $1 billion).   I have attached written documentation evidencing the market capitalization.

[ ]
The above transaction complies with the “Same Day Trade” exemption from the Black-out Period Restriction on Trading set forth in the Company’s Code of Ethics (i.e., The transaction involves the same security traded on the same day as clients that will be placed as part of an aggregated block trade with client accounts through the same broker. Passive ETFs may also be traded in non-aggregated orders if placed after all client trades have been placed that day).

[ ]	The above transaction complies in all respects with the Code of Ethics of the Company.

[ ]
If you would own a beneficial interest in more than 5% of the outstanding voting securities of the issuer after executing the requested transaction, then state the total beneficial interest you will own in the company's voting securities after this purchase.  ______________

by signing below, I hereby certify that all of the information in this request for permission to engage in the above described transaction is true to the best of my knowledge, and I further represent that, if my request is approved, I have directed my brokerage firm to provide a copy of a confirmation or statement detailing the requested transaction(s) to the cco.

SIGNATURE	PRINT NAME

The Chief Compliance Officer (or other designated appropriate Adviser official) shall complete the following section and approve or decline permission for the proposed transaction:

Is trade authorized?	YES [ ] NO [ ]

If authorized, trade must be executed by 4:00 p.m. of the business day following the approval date.	DATE TRADE PLACED: __________

Signature, CCO or Designee and Approval Date

Schedule B
QUARTERLY PERSONAL TRADING REPORT
AND COMPLIANCE ACKNOWLEDGEMENT

Reporting Period: _______to ________	Due Date: __________

Under the Company’s Code of Ethics and Personal Trading Policies, you are required to arrange for brokerage statements and confirmations (“Brokerage Reports”) to be sent to the CCO for accounts in which you have a direct or indirect interest or control (including accounts of your spouse or minor children) (your “Covered Accounts”). Please answer the following question/provide the following information with respect to your personal trading activity in reportable securities in covered accounts:

Were any trades conducted in the Accounts during the Reporting Period?

______Yes                        ____No

If yes, please list trades below or attach brokerage statements with reportable transactions6 clearly indicated.

NAME OF SECURITY	BUY OR SELL	AMOUNT OF TRANSACTION	PRICE OF SECURITY	BROKER/DEALER	DATE OF TRANSACTION

By signing below, I hereby represent that:

(i)	I have received, read and understand the Company’s Code of Ethics, including its insider trading policies, personal trading policies and personal trading procedures;
(ii)	This report documents every trade conducted and required to be reported in any Covered Accounts in which I have a direct or indirect interest or control during the Reporting Period;
(iii)
I have directed that duplicate Brokerage Reports be sent to the Company’s CCO (or have provided electronic access to the CCO) for all brokerage accounts in which I have a direct or indirect interest or control; and

(iv)	I followed Company’s personal trading policies (including the pre-clearance procedures) and did not violate any provision of its Code of Ethics during the Reporting Period.

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

[6]
Transactions in U.S. Treasury Securities, Certificates of Deposit and/or shares of registered mutual funds not managed by the firm or its affiliates need not be reported in this Personal Trading Report and Compliance Acknowledgement.

Schedule C

EMPLOYEE REPRESENTATION OF ACCOUNTS

Employee Name:

Employee home address:

Regulations require that you disclose information to your employer regarding your personal investment activity.

A.
Please list all brokerage accounts you currently own, exercise control over or in which you have any direct or indirect beneficial interest (for example, spouse’s accounts, children’s accounts, etc. – see Code of Ethics or discuss with CCO for clarification).  Attach additional page(s) if necessary.  Please attach a copy of the most recent statement of each (must be dated within 45 days of your signature below).

B.
For any securities not held in a brokerage account listed below (i.e., held in certificate or other form), the following information must be supplied:  (1) the Title and type of security; (2) ticker symbol or cusip #, if applicable; (3) the number of shares and (4) the principal amount of each reportable security listed.

Also, if the brokerage report submitted under Item A above does not contain all the information listed in Item B, please provide this information for each security reflected on the brokerage statements.

Name of Account Custodian	Account number	Registration (Name) on Account

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

*	No Access Person may serve as Reviewer for his or her own accounts.

Schedule C
 ADDENDUM

EMPLOYEE REPRESENTATION OF ACCOUNTS – Add new account

Employee Name:

Regulations require that you disclose changes to your information regarding your personal investment accounts.

Please use this form to list covered accounts that have been opened or closed.  Such account should be reported within 10 days of account opening or closing.

Name of Account Custodian	Account number	Registration (Name) on Account

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

*	No Access Person may serve as Reviewer for his or her own accounts.

Schedule D

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE  CODE OF ETHICS

I certify that during the 12 months preceding the date written below, in accordance with the Company’s Code of Ethics:

1.
I have fully disclosed all accounts and reportable securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest (“covered securities” and “covered accounts”).

2.	I have obtained, to the extent required by the Code of Ethics, pre-clearance for all transactions, including those in IPOs or private placements in covered accounts.

3.	I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements.

4.	I have received, reviewed, understood, complied with, and will continue to comply with, the Code of Ethics in all respects.

5.	I have complied, and will continue to comply with, all other policies and procedures established by the Company.

Signature

Print Name

Dated:

Schedule E

INITIAL CERTIFICATION OF COMPLIANCE WITH THE
CODE OF ETHICS

I hereby certify that I have reviewed and understand the Company’s Code of Ethics.  I agree to abide by all provisions of the Code of Ethics, including, without limitation:

1.
I have fully disclosed all accounts and reportable securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest (“covered securities” and “covered accounts”).

2.	I will obtain, to the extent required by the Code of Ethics, pre-clearance for all transactions, including those in IPOs or private placements in covered accounts.

3.	I will report all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements.

4.	I have received, reviewed, understand, and will comply with the Code of Ethics in all respects.

5.	I will comply with all other policies and procedures established by the Company.

Signature

Print Name

Dated:

Schedule F

CERTIFICATION OF COMPLIANCE WITH THE
CODE OF ETHICS

(Acknowledgement of Revision of Code of Ethics)

I hereby certify that I have received, reviewed and understand the change(s) in the Company’s Code of Ethics.  I agree to abide by all provisions of the Code of Ethics, including, without limitation new provisions represented by this change(s).

Signature

Print Name

Dated:

Schedule G

INITIAL AND ANNUAL EMPLOYEE CERTIFICATION
DELEGATED DISCRETION ACCOUNTS
Employee Name:

Regulations require disclosure of your personal investment activity in reportable securities to the Company.  In addition, the Company has implemented preclearance requirements and restrictions on the types of trading activity that may be engaged in by its employees. An exemption from these restrictions and preclearance requirements is available for transactions in accounts for which an employee has delegated investment management discretion to a third-party. Please note there is no exemption from the Company’s reporting requirements.

You designate the accounts listed below as those over which you have no direct or indirect influence or control due to delegation of investment discretion.

Registration (Name) on Account	Account number	Account Custodian

By signing below, I hereby certify that with respect to the above account(s):

●	I have not suggested purchases or sales of investments to the trustee(s) or third-party discretionary manager(s) and will not do so in the future.

●	I have not directed purchase or sales of investments and will not do so in the future.

●	I have not consulted with the trustee(s) or third-party discretionary manager(s) as to the particular allocation of investments to be made in the accounts and will not do so in the future.

●	I understand that I must arrange for the Company to receive brokerage statements for the account(s) which will be subject to compliance review.

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

*	No Access Person may serve as Reviewer for his or her own accounts.

Schedule H

GIFT DISCLOSURE FORM

[  ] Gift Received

[  ] Gift Given

Gift Received

1 Name of person/firm providing the Gift:
2 Description of Gift
3 Estimated Value of Gift:
4 Date Gift was received:
5 Will the above listed Gift be shared among several employees?
  [  ] No      [  ] Yes: The names of the employees and total value have been listed or are attached.

Gift Given

a. Name of person/firm receiving the Gift:
b. Description of Gift
c. Estimated Value of Gift
d. Date Gift was given
e. Was the above listed Gift shared among several employees?
[  ] No     [  ] Yes: The names of the employees and total value have been listed or are attached.

The foregoing is true and correct

Signed:	Date:

Printed Name: